PROSPECTUS SUPPLEMENT #2                       FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 19, 1999)              REGISTRATION NO. 333-81181


                             R&B FALCON CORPORATION


                        10,500,000 SHARES OF COMMON STOCK

                          300,000 COMMON STOCK WARRANTS

         This prospectus supplement and the underlying prospectus dated November 19, 1999 relate to the offer and sale from time to time by certain selling securityholders of our common stock and common stock purchase warrants and to the offer and sale from time to time by us of our common stock upon exercise of the warrants.

         This prospectus supplement should be read in conjunction with the prospectus dated November 19, 1999, which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.













         You should carefully consider the risk factors commencing on page 3 of the prospectus before purchasing any of the common stock or warrants offered by the selling securityholders.


                                   ----------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   ----------


           The date of this prospectus supplement is December 8, 2000.


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                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is revised to delete the entry in the table for OTATO Limited Partnership and is supplemented by adding the following:

                     BENEFICIAL OWNERSHIP BEFORE OFFERING(1)

       Selling Securityholder                  Shares of Common Stock                  Warrants
                                           -----------------------------   -----------------------------
                                           Issuable upon    Offered in        Owned          Offered
                                            exercise of        this          prior to        in this
                                              warrants      offering(2)    this offering     offering
                                           -------------   -------------   -------------   -------------
S.G. Cowen Securities ..................         871,500         871,500          24,900          24,900
                                           -------------   -------------   -------------   -------------

Strong High Yield Bond
  Fund, Inc. ...........................         248,500         248,500           7,100           7,100
                                           -------------   -------------   -------------   -------------

The Strong Bond Fund, A
  Series of Funds ......................          17,500          17,500             500             500
                                           -------------   -------------   -------------   -------------

Strong Balanced Fund, Inc. .............          52,500          52,500           1,500           1,500
                                           -------------   -------------   -------------   -------------
OTA Limited Partnership ................         966,000         966,000          27,600          27,600
                                           -------------   -------------   -------------   -------------


(1) We have not provided any information regarding the beneficial ownership of the selling security-holders after the offering because the number of shares of common stock and warrants would be zero.

(2)      Assumes the exercise of all of the warrants.



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